Exhibit 99.1

 Point Therapeutics Annual Shareholders' Meeting Held in Boston Today

    BOSTON--(BUSINESS WIRE)--Aug. 3, 2004--Point Therapeutics, Inc. (NASDAQ:POTP) hosted its Annual Shareholders' Meeting in Boston today. All resolutions put before shareholders were passed. Don Kiepert, President and CEO of Point also provided a review of the progress made by the Company during 2003 and the first half of 2004.
    Mr. Kiepert reviewed the trial design of the four Phase 2 trials initiated in the first half of 2004. These studies include evaluating talabostat in combination with Taxotere(R) in advanced non-small cell lung cancer, as a single-agent and in combination with cisplatin in advanced metastatic melanoma, and in combination with rituximab in patients with advanced chronic lymphocytic leukemia.
    Top-line conclusions from the ongoing Phase 1 dose-ranging trial in B-cell malignancies were also presented. The Company stated that talabostat could be safely administered in combination with rituximab. Study data also showed that certain cytokines and chemokines were up regulated in most patients. Anti-tumor activity was also observed in some patients. The clinical results supported the current talabostat/rituximab Phase 2 CLL study and that final phase 1 results will be presented in an appropriate scientific meeting.
    Additionally, a new pre-clinical program for the development of a third boroproline compound, PT-630, in type-2 diabetes was introduced. Talabostat (PT-100) is already in clinical trials for the treatment of malignant tumors and certain hematopoietic disorders, and PT-510 is in pre-clinical development as a vaccine adjuvant.
    In the initial pre-clinical work done to date, PT-630 has demonstrated high affinity for and inhibition of DPP-4 (dipeptidyl peptidase-4) and is orally bioavailable. DPP-4 degrades GLP-1(glucagon-like peptide-1), a peptide that stimulates insulin secretion. The compound has shown rapid and prolonged DPP-4 inhibition after a single dose and therefore may offer potential for dosing once per day. In pre-clinical rodent models for type-2 diabetes, PT-630 has been associated with lowered blood glucose levels and an increase in both active GLP-1 and insulin. PT-630 has also been demonstrated safe in acute toxicity studies.
    The Company intends to conduct additional pre-clinical work on PT-630 to determine the optimal clinical and commercial path for a potential diabetes product candidate.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of malignant tumors and certain hematopoietic disorders, type 2 diabetes and as vaccine adjuvants. Point's lead product candidate, talabostat, has the potential to inhibit the growth of certain malignant tumors and to reconstitute the hematopoietic system.
    In 2004, Point has initiated four Phase 2 clinical studies in three different tumor types. These studies include evaluating talabostat in combination with Taxotere(R) in advanced non-small cell lung cancer, as a single-agent and in combination with cisplatin in advanced metastatic melanoma, and in combination with rituximab in patients with advanced chronic lymphocytic leukemia. In addition, Point is currently testing talabostat in combination with rituximab in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain the necessary regulatory approvals, (iii) obtain external funding to finance the operations and
(iv) obtain and enforce intellectual property rights, as well as the risk factors described in Amendment No.2 to Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on June 1, 2004, and from time to time in Point's other reports filed with the Securities and Exchange Commission.



    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
             or
             Investor Relations:
             The Trout Group
             Ritu Baral, 212-477-9007, ext. 25